UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2025

PureCycle Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40234	86-2293091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 North Orange Avenue, Suite 106
Orlando, Florida		32801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 877 648-3565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCT	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.001 par value per share, at an exercise price of $11.50 per share	PCTTW	The Nasdaq Stock Market LLC
Units, each consisting of one share of common stock, $0.001 par value per share, and three quarters of one warrant	PCTTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2025, the board of directors (the “Board”) of PureCycle Technologies, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Dr. Siri Jirapongphan as a director of the Company, effective October 28, 2025. The Board anticipates naming Dr. Jirapongphan to serve on the Operational Excellence Committee. There are no arrangements or understandings between Dr. Jirapongphan and any other persons pursuant to which Dr. Jirapongphan was selected as a director. Dr. Jirapongphan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than Dr. Jirapongphan's prior purchase, in a private placement transaction, of 300 shares of the Company's Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, at an initial issue price of $1,000 per share, for an aggregate purchase price of $300,000, which closed on June 20, 2025.

Dr. Jirapongphan will participate in a compensatory arrangement that is consistent with the Company’s compensation program for non-employee directors, as determined by the Board from time to time. A description of this program is set forth in the section entitled “Director Compensation” in the Company’s Definitive Proxy Statement for the 2025 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 28, 2025. Pursuant to this program, on October 28, 2025, Dr. Jirapongphan was granted an initial annual non-employee director award of restricted stock units, prorated for the six-month period until the 2026 Annual Meeting of Stockholders, with a grant date value of $62,500. This grant will be subject to the terms and conditions of the Company’s 2021 Equity and Incentive Compensation Plan. Additionally, Dr. Jirapongphan will enter into an indemnification agreement with the Company that is consistent with the standard form that was summarized in and filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 22, 2021. The Board determined that Dr. Jirapongphan qualifies as an independent director under the listing standards of The Nasdaq Stock Market LLC.

Dr. Jirapongphan, 71, has served as an independent director of Bangkok Bank PLC, a provider of commercial banking and financial services in Thailand and internationally, since July 2020 and as Chairman of the Audit Committee of Bangkok Bank PLC since April 2022. Additionally, he has served as Director and Treasurer of the Petroleum and Energy Institute of Thailand Foundation, a non-profit organization that supports the upstream oil and gas industry and the downstream petroleum industry in Thailand, since October 2021. From April 2022 through March 2024, Dr. Jirapongphan served as Chairman of the board of directors of IRPC PLC, a petroleum and petrochemical company in Thailand. Further, Dr. Jirapongphan previously served in several roles with public commissions in Thailand and in commercial organizations, including as a member of the board of directors of PTT Global Chemical PLC, a petrochemical and refining company. Dr. Jirapongphan received a Doctor’s Degree in Chemical Engineering from Massachusetts Institute of Technology and a Bachelor’s Degree in Chemical Engineering (with Honors) from the California Institute of Technology. The Company believes Dr. Jirapongphan is qualified to serve as a director for the Company due to his deep understanding of the Thailand markets, as well as his technical expertise.

On October 30, 2025, Jeffrey R. Fieler advised the Company of his decision to resign from the Board effective immediately. Mr. Fieler’s decision to resign was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with his resignation, the Board agreed to provide for an immediate vesting of Mr. Fieler’s 2025 non-employee director grant pro-rated for the six months of the current one-year term on which he served as a director on the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Set forth below is a list of Exhibits included as part of this Current Report.

Exhibit Number	Description of Exhibit
99.1	Press release, dated November 3, 2025, announcing the appointment of Dr. Jirapongphan to and resignation of Mr. Fieler from the Board
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PureCycle Technologies, Inc.

Date:	November 3, 2025	By:	/s/ Brad Kalter
Brad Kalter, General Counsel, Chief Compliance Officer and Corporate Secretary